Exhibit 10.21

June 26, 2024

Edward Pickus

Re: Employment with Vivid Seats

Dear Ted:

Vivid Seats Inc. and Vivid Seats LLC (as such companies’ names may change from time to time, together with each such company’s successors and assigns, and any subsidiary or affiliate that may employ you from time to time, collectively, the “Company”) are pleased to offer you employment in the position as Chief Accounting Officer on the terms set forth below. This letter sets forth the terms of your employment by the Company.

1. Your base salary will be $305,000.00 per year (the “Base Salary”), less deductions and withholdings required by law or authorized by you. Your Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

With respect to your bonus opportunities for each bonus period (including, for the avoidance of doubt, the bonus period that began on January 1, 2024), you will be eligible to receive an annual bonus targeted at 50.0% of your Base Salary (the “Annual Bonus”), under the Company’s bonus plan or program applicable to senior employees. The actual bonus awarded to you for any bonus period will be determined by reference to the attainment of Company performance metrics and/or individual performance objectives, in each case, as determined by the Compensation Committee of the Board of Directors of Vivid Seats Inc. (the “Board”). Any bonus earned for a fiscal year shall be paid no later than March 15 of the calendar year following the calendar year that includes the end of the fiscal year to which the applicable bonus relates, subject, in each case, to your continued employment through the end of the fiscal year to which the applicable bonus relates (except as otherwise contemplated by Sections 8 and 9 hereof).

2. Your eligibility for and issuance of awards under the Company’s 2021 Incentive Award Plan (as amended, the “Plan”) will be at the sole discretion of the Board, including with respect to the Company’s 2025 equity awards.

3. You will be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans and arrangements (including a 401(k) plan and paid-time off policies) established by the Company for its employees from time to time. The Company will reimburse you for all reasonable and documented expenses incurred by you in the course of performing your duties hereunder in accordance with the Company’s policies in place from time to time.

4. Your position is currently based in the Chicago, IL metropolitan area. Your duties may involve extensive domestic and international travel as reasonably necessary to fulfill such duties.

5. You acknowledge that:

a. you have carefully considered, and you have signed, the Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions;

b. you have completed Schedule 1 attached to the Restrictive Covenant Agreement; and

c. you and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to either (a) the U.S. District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court in the State of Delaware or (b) binding arbitration by the American Arbitration Association, in each case in accordance with Sections 10 and 11 of the Restrictive Covenant Agreement. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 11 of the Restrictive Covenant Agreement.

6. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Company’s, and its direct and indirect parents’ and subsidiaries’ policies and procedures, provided that such policies and procedures are and continue to be reasonable and customary and that the Company will notify you of any amendments to such policies and procedures that apply to you.

7. Your employment with the Company is at will. The Company may terminate your employment at any time, for any reason or no reason, by giving you notice in writing of not less than 14 days (“Notice Period”) other than any termination of your employment by the Company for Cause which may be effective immediately and which shall not require any Notice Period. Notwithstanding any provision to the contrary contained in the Restrictive Covenant Agreement, you shall be entitled to terminate your employment with the Company at any time, and for any reason or no reason, by giving notice in writing to the Company of not less than the Notice Period, unless otherwise agreed to in writing by you and the Company. In the event of such notice by the Company or by you, the Company reserves the right, in its discretion, to give immediate effect to your termination or resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company shall continue to pay your Base Salary during the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

8. If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason” (either of these, a “Qualifying Termination”), you will be entitled to receive the following payments and benefits:

a. a severance payment equal to six months of your then applicable Base Salary (the “Base Salary Severance”);

b. a portion of your Annual Bonus for the fiscal year in which such termination occurs, prorated for the portion of such fiscal year during which you were employed by the Company, determined at 50% achievement;

c. any unpaid bonus for a prior fiscal year; and

d. if you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the full amount of your COBRA premiums for your continued coverage under the Company’s health, dental and vision plans, including coverage for your eligible dependents, for six months following your Qualifying Termination or, if earlier, until you are eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on the date of the Qualifying Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall commence on the later of (i) the first day of the month following the month in which you experience a Qualifying Termination and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which you become covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the six-month period described above after the Qualifying Termination, provided that, any such taxable payments will not be paid before the first business day occurring after the 60th day following the Qualifying Termination and, once they commence, will include any unpaid amounts accrued from the date of your Qualifying Termination (to the extent not otherwise satisfied with continuation coverage). You shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

9. If, at any time during the period beginning 12 months prior to a Change in Control (as defined in the Plan) and ending 12 months following a Change in Control, the Company terminates your employment and such termination constitutes a Qualifying Termination, you will be entitled to receive the following payments and benefits:

a. the Base Salary Severance;

b. 1.0 times your Annual Bonus for the fiscal year in which such termination of employment occurs;

c. any unpaid bonus for a prior fiscal year;

d. the COBRA benefits identified in Section 8(d) hereof;

e. notwithstanding the terms the equity awards, the vesting of your then outstanding unvested equity awards shall be accelerated as to 100% of the unvested shares subject thereto; and

f. the benefits set forth in Sections 8 and 9 hereof are collectively, less deductions and withholdings required by law or authorized by you, termed the “Severance Pay”. Subject to the provisions in Sections 8 and 9 hereof, payments of any Base Salary Severance shall be made in substantially equal installments in accordance with the Company’s general payroll practices in effect at the time of your termination of employment, and payment of any prorated or unpaid bonus shall be made when such bonus payments would otherwise have been paid. For purposes of Sections 8 and 9 hereof, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company will not be required to pay any Severance Pay unless (i) you execute and deliver to the Company an agreement in the form attached hereto as Exhibit C (the “Release Agreement”) within 60 days following the date of your termination of employment and (ii) you have not materially breached the provisions of (A) this letter, (B) Sections 2 through 8 of the Restrictive Covenant Agreement, (C) the Release Agreement or (D) any other agreement between you and the Company. If the Release Agreement has been executed and delivered and is no longer subject to revocation as provided in the preceding sentence, then the applicable Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of your termination of employment and commencing on the 60th

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day following your termination of employment. The first payment of any Base Salary Severance shall include payment of all amounts that otherwise would have been due prior thereto under the terms hereof had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. For the avoidance of doubt, under no circumstances shall you be entitled to receive Severance Pay under both Sections 8 and 9 hereof.

10. During your employment and thereafter, (i) you shall not make any statement with the intent and that would disparage or materially harm the reputation of the business of the Company or any of its subsidiaries, and (ii) the Company shall use its commercially reasonable efforts to cause its executive officers, directors, managers, employees and stockholders not to make any statement that would libel, slander or disparage you or that would be reasonably likely to adversely impact your efforts to obtain future employment or other business opportunities (subject to your compliance with Section 7.3 of the Restrictive Covenant Agreement).

11. You will be an at-will employee of the Company as described in Section 7 hereof and Section 9 of the Restrictive Covenant Agreement. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision hereof) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

12. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between or among you and the Company or any of its predecessors with respect to the specific subject matter hereof, including, but not limited to, the Employment Agreement, dated January 17, 2013, between you and Vivid Seats Ltd. Without limiting the foregoing, you agree that this letter will supersede any employment, bonus, severance or other compensation arrangements or agreements you had with the Company or its predecessors.

13. Notwithstanding any other provision herein, (i) the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes, and (ii) Vivid Seats LLC shall have the primary obligation to pay all obligations hereunder (including the payment of any compensation).

14. In addition to being indemnified under the Company bylaws and applicable law, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company or as may be maintained by the Company from time to time for senior employees and if any other senior employee of the Company becomes party to an indemnification agreement, you shall be entitled to enter into a similar agreement promptly following your written request to the Board. All references to the Company in this Section 14 shall include all subsidiaries and any successor entities of the Company for which you provide service in any capacity.

15. The intent of the parties is that payments and benefits under this letter be exempt from or comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision hereof providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision hereof, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this letter, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” and (B) the date of your death, to the extent required under Section 409A. For purposes of Section 409A, your right to receive any installment payments pursuant hereto shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (c) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision hereof to the contrary, in no event shall any payment hereunder that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

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16. If any of the benefits and payments provided under this letter and any equity award agreement, either alone or together with other benefits and payments which you have the right to receive, either directly or indirectly, from the Company (or any of its affiliates), would constitute an Excess Payment (defined below) and, but for this sentence would be subject to the excise tax imposed by Section 4999 of the Code at a time when no shares of the Company are readily tradeable on an established securities market (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code), and provided you agree in writing to unconditionally waive your right to such Excess Payments in accordance with Regulation 1.280G-1, the Company shall use commercially reasonable efforts to seek consent or approval by the Company’s stockholders under Section 280G(b)(5) and the regulations thereunder with respect to such Excess Payments. Subject to the foregoing, if any of the benefits and payments provided under this letter and any equity award agreement, either alone or together with other benefits and payments which you have or will have the right to receive, would constitute an excess parachute payment (the “Excess Payment”) under Section 280G of the Code, then you hereby agree that the benefits and payments provided under this letter and any other arrangement or plan shall be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments from constituting an Excess Payment; provided, however, that such reduction shall only be made if, by reason of such reduction, your net after-tax economic benefit shall exceed the net after-tax economic benefit to you if such reduction were not made. Any determination required under this Section 16 shall be made in writing by a firm of independent public accountants or an advisor with experience in performing calculations regarding the applicability of Section 280G of the Code and related excise taxes (“Independent Advisors”) whose determination shall be conclusive and binding for all purposes upon the Company and you. For purposes of making any calculation required by this Section 16, the Independent Advisors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any reduction in the Excess Payments required to effectuate the waiver contemplated herein shall be implemented based on the time of payment of the Excess Payments with the amount having the latest payment date being reduced first and then in reverse chronological order until the Excess Payments are reduced to zero. In the event that more than one payment would be made on the same day, the Excess Payments attributable to such payments shall be reduced on a pro-rata basis. If any such payments or benefits have been reduced in accordance with this Section 16 and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that payments which have been made to, or provided for the benefit of, you by the Company, are Excess Payments, you shall repay the amount of such payments to the Company.

[Signature page follows.]

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By signing this letter and the Restrictive Covenant Agreement attached hereto as Exhibit A, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

Vivid Seats Inc.

/s/ Stanley Chia

Stanley Chia

Chief Executive Officer

Vivid Seats LLC

/s/ Stanley Chia

Stanley Chia

Chief Executive Officer

I have read and understood this letter and the Restrictive Covenant Agreement attached hereto as Exhibit A, and I hereby acknowledge, accept and agree to the terms set forth herein and therein.

/s/ Edward Pickus

Name: Edward Pickus

Date: June 26, 2024

[Signature Page to Employment Agreement]

Exhibit A

Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement

As a condition of your continued employment with Vivid Seats Inc. and Vivid Seats LLC (as such companies’ names may change from time to time, together with each such company’s successors and assigns, collectively, the “Company”), you and the Company agree to the following.

For purposes of this Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement (this “Restrictive Covenant Agreement”), references to the “Group” means the Company, and its affiliates (whether a direct or indirect parent, subsidiary, or sister entity to the Company) engaged in the same line of business or contemplated business as of the Company.

* * * * *

1. CONSIDERATION FOR AGREEMENT

You understand that the Group is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Group to preserve and protect its “Proprietary Information” (as defined in Section 2 hereof), its rights in “Inventions” (as defined in Section 4 hereof) and in all related intellectual property rights. You acknowledge that, as a result of your employment with the Company and/or its predecessors, you have and/or may receive confidential information, trade secrets, and/or specialized training from the Group, each of which constitutes good and valuable consideration in support of your obligations made hereunder. As additional consideration, you may also have the opportunity to develop valuable business relationships with employees, agents, suppliers, and customers of the Group and to use the Group’s resources and goodwill in the marketplace to develop those relationships. Finally, by your signature below, you acknowledge that your continued employment with the Company (subject to Section 9 hereof), together with your participation (if any) in any Company bonus or incentive compensation plan, both of which the Company would not allow but for your execution of this Restrictive Covenant Agreement, constitute consideration in support of your return promise to maintain the confidentiality of all specialized knowledge and confidential information as well as your promise to adhere to the other restrictions set forth in this Restrictive Covenant Agreement, including, but not limited to, those set forth in Section 7 hereof.

2. PROPRIETARY INFORMATION

You understand that your employment creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to you or created by you that relates to the business of the Group or to the business of its customers, licensees, suppliers or any other party with whom the Group agrees to hold information of such party in confidence (the “Proprietary Information”).

You understand and agree that the term “Proprietary Information” includes but is not limited to information of all types contained in any medium now known or hereafter invented, whether oral or written and regardless of whether it is marked as confidential, proprietary or a trade secret. “Proprietary Information” includes, without limitation, the following information and materials, whether having existed, now existing or developed or created by you or on your behalf during your term of employment with the Company or its predecessor:

(A) All information and materials relating to the existing software products and software in the various stages of research and development, including, but not limited to, source codes, object codes, design specifications, design notes, flow charts, graphics, graphical user interfaces, coding sheets, product plans, know-how, negative know how, test plans, business investment analysis, marketing and functional requirements, algorithms, product bugs and customer technical support cases which relate to the software;

(B) Internal business information, procedures and policies, including, but not limited to, licensing techniques, vendor names, other vendor information, business plans, financial information, budgets, forecasts, product margins, product costs, service and/or operation manuals and related documentation including drawings, and other such information, whether written or oral, which relates to the way the Group conducts its business;

(C) All legal rights, including but not limited to, trade secrets, pending patents, Inventions (as defined in Section 4 hereof) and other discoveries, claims, litigation and/or arbitrations involving the Group, pending trademarks, copyrights, proposed advertising, public relations and promotional campaigns and like properties maintained in confidence;

(D) Any and all customer sales and marketing information, including but not limited to sales forecasts, marketing and sales promotion plans, product launch plans, sales call reports, competitive intelligence information, customer information, customer lists, customer needs and buying habits, sales and marketing studies and reports, internal price list, discount matrix, customer data, customer contracts, pricing structures, customer negotiations, customer relations materials, customer service materials, past customers, and the type, quantity and specifications of products purchased, leased or licensed by customers of the Group; and

(E) Any and all other trade secrets of the Group, as that term is defined under applicable laws.

You understand and agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. After termination of your employment for any reason, you will not use in any manner or disclose any Proprietary Information, except to the extent compelled by applicable law; provided that in the event you receive notice of any effort to compel disclosure of Proprietary Information for any reason, you will promptly and in advance of disclosure notify Company of such notice and cooperate in good faith with all lawful and reasonable Company or Group efforts (through their counsel or otherwise) to resist or limit such disclosure; provided, further, that the Company shall reimburse you for any reasonable costs or expenses (including attorneys’ fees) incurred by you in connection with such efforts to resist or limit disclosure.

Notwithstanding anything to the contrary contained herein, Proprietary Information does not include information (i) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (ii) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly or any other breach of this Restrictive Covenant Agreement or (iii) that is disclosed to your affiliates; provided that such affiliates have been advised of this Restrictive Covenant Agreement and you shall be responsible for any breach of this Restrictive Covenant Agreement by any of your affiliates and you agree, at your sole expense, to take reasonable measurers (including but not limited to court proceedings) to restrain your affiliates from prohibited or unauthorized disclosure or use of any Proprietary Information.

In addition, notwithstanding anything to the contrary contained herein, nothing in this Restrictive Covenant Agreement prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Restrictive Covenant Agreement: (i) you shall not be in breach of this Restrictive Covenant Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to the your attorney, and may use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

3. THIRD-PARTY INFORMATION

You recognize that the Group has received and in the future will receive from third parties their confidential or proprietary information, subject to the last paragraph in Section 2 hereof, subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Group and such third parties, during the term of your employment, and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out your work for the Group consistent with the Group’s agreement with such third party) or to use it for the benefit of anyone other than for the Group or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Board of Managers of the Company or its delegate(s). All rights and benefits afforded to the Company under this Restrictive Covenant Agreement shall apply equally to the owner of the third party information with respect to the third party information, and such third party is an intended third party beneficiary of this Restrictive Covenant Agreement, with respect to the third party information. You further agree to conform to the Company’s privacy policies, as established or amended from time to time.

4. INVENTIONS

4.1 Prior Inventions. You have attached hereto as Schedule 1 a complete and accurate list describing all Inventions (as defined below) which were discovered, created, invented, developed or reduced to practice by you prior to the commencement of your employment by the Company or have not been legally assigned to the Company (collectively, “Prior Inventions”), which belong solely to you or belong to you jointly with others, which relates in any way to any of the Group’s current, proposed or reasonably anticipated businesses, products or research or development and which are not assigned to the Group hereunder; or have initialed Schedule 1 to indicate you have no Prior Inventions to disclose.

If, in the course of your employment with the Company, you incorporate or cause to be incorporated into a Group product, service, process, file, system, application or program a Prior Invention owned by you or in which you have an interest, you hereby grant the Group member a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

4.2 Disclosure of Inventions. You will promptly disclose in confidence to the Company all Inventions that you make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of your employment, and for a period of three months thereafter, which relate in any way to any of the Group’s current, proposed or reasonably anticipated businesses, products or research or development, whether or not in the course of your employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets. For purposes of this Restrictive Covenant Agreement, “Inventions” means without limitation, formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, Internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, knowhow, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses related to any of the foregoing. You recognize that Inventions or Proprietary Information relating to your activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by you, alone or with others, within three months after termination of your employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while you were employed by the Company. Accordingly, you agree that such Inventions and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during your employment with the Company and are to be assigned to the Company pursuant to this Restrictive Covenant Agreement and applicable law unless and until you have established the contrary by clear and convincing evidence.

4.3 Work for Hire; Assignment of Inventions. You acknowledge and agree that any copyrightable works prepared by you within the scope of your employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company or a Group member specially commissions from you while you are employed with the Company shall be deemed a work made for hire under the Copyright Act and if for any reason a work cannot be so designated as a work made for hire, you agree to and hereby assign to the Company all right, title and interest in and to said work(s). You agree to and hereby grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works you create during the time you are employed with the Company that for any reason do not qualify as a work made for hire, that were not specially commissioned by the Group, or both, but that relate in any way to the business of the Group. You agree that all Inventions that (i) are developed using equipment, supplies, facilities, Proprietary Information or other trade secret information of the Group, (ii) result from work performed by you for the Group, or (iii) relate to the Group’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and you agree to and hereby irrevocably assign the Assigned Inventions to the Company.

4.4 Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, you hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that you may have in or with respect to any Assigned Inventions. You also hereby forever waive and agree never to assert any and all Moral Rights you may have in or with respect to any Assigned Inventions, even after termination of your work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of any Assigned Inventions, to object to or prevent the modification of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

4.5 Assistance. Whether during or after your employment, and without additional compensation, you agree to do any reasonable act and/or execute any document deemed necessary or desirable by the Company in furtherance of perfecting, prosecuting, recording, maintaining, enforcing and protecting the Group’s right, title and interest in and to, any of the Assigned Inventions. In the event that the Company is unable for any reason to secure your signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of, or to enforce, any intellectual property, you hereby irrevocably designate and appoint the Company’s duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Assigned Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Assigned Inventions, all with the same legal force and effect as if executed by you.

4.6 Exceptions to Assignment. You understand and acknowledge that the provisions of this Restrictive Covenant Agreement requiring the assignment of inventions to the Company do not apply to any Invention that qualifies fully under the provisions of 765 ILCS 1060/2 of the Illinois Employee Patent Act, a copy of which is attached hereto as Schedule 2. You further understand and agree that the provisions of 765 ILCS 1060/2 of the Illinois Employee Patent Act do not apply to any Invention for which full title is required to be in the United States, as required by contracts between the Company and the United States or any of its agencies. You will advise the Company promptly in writing of any Invention which you believe meets the criteria in 765 ILCS 1060/2 of the Illinois Employee Patent Act and you will at that time provide to the Company in writing all evidence necessary to substantiate your belief.

4.7 Applicability to Past Activities. To the extent you have been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Restrictive Covenant Agreement (the “Prior Engagement Period”), you agree that if and to the extent that, during the Prior Engagement Period: (i) you received access to any information from or on behalf of the Company that would have been Proprietary Information if you had received access to such information during the period of your employment with the Company under this Restrictive Covenant Agreement; or (ii) you conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of your employment with the Company under this Restrictive Covenant Agreement; then any such information shall be deemed Proprietary Information hereunder and any such item shall be deemed an Invention hereunder, and this Restrictive Covenant Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Restrictive Covenant Agreement.

5. NO BREACH OF PRIOR AGREEMENT

You represent that your performance of all the terms of this Restrictive Covenant Agreement and your duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. You represent that you will not bring with you to the Company or use in the performance of your duties for the Company any documents or materials or tangibles of a former employer or third party that are not in the public domain or have not been legally transferred or licensed to the company.

6. DUTY OF LOYALTY

You understand that your employment with the Company requires your undivided attention and effort during normal business hours. While you are employed by the Company, you will not, without the Company’s express prior written consent, (i) engage in any other business activity, unless such activity is for passive investment purposes only and will not require you to render any services, (ii) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Group, (iii) make preparations, alone or with others, to compete with the Group in the future, or (iv) appropriate for your own benefit business opportunities pertaining to the Group’s business. The foregoing does not limit your ability to serve on civic and charitable boards or committees.

7. DUTY OF NON INTERFERENCE

7.1 Non-Solicitation of Employees/Consultants. During your employment with the Group and for a period of one year thereafter, you will not directly or indirectly hire, attempt to hire, recruit, offer employment, lure or entice away, or in any other manner persuade or otherwise solicit anyone who is then an employee or consultant of the Group (or who was an employee or consultant of the Group within the prior six months) to resign from the Group or to apply for or accept employment with you or with any third party. The foregoing notwithstanding, it shall not be deemed a violation of this Section 7.1 to place an announcement of a job opening in general circulation or to respond to unsolicited inquiries regarding employment opportunities, or to hire an applicant who you have not, directly or indirectly, solicited for employment. This Section 7.1 shall not prevent you from using general solicitations (including through search firms) not targeted at employees of the Group.

7.2 Non-Solicitation of Suppliers/Customers. During your employment with the Group and for a period of one year thereafter, you will not directly or indirectly (i) solicit or accept from any customer or potential customer of the Group any business involving the Restricted Business (as defined in Section 7.3 hereof); (ii) request or advise any customer, potential customer or supplier of the Group to curtail, cancel, or withdraw its business from the Group; or (iii) aid in any way any other entity in obtaining business from any customer or potential customer of the Group involving the Restricted Business (as defined in Section 7.3 hereof). This Section 7.2 shall not apply to any customer, potential customer or supplier of the Group which you did not have direct contact with or supervisory responsibility for, or access to Proprietary Information regarding, during the 12 months preceding termination of your employment with the Company (including if applicable any period of employment with the Company’s predecessor).

7.3 Non-Competition. During your employment with the Group and for a period of one year thereafter (the “Restricted Period”), you will not directly or indirectly, whether as an employee, officer, director, consultant, owner, manager, advisor, investor, or otherwise, in any geographic area in which the Group has conducted the Restricted Business during the 12 months preceding termination of your employment; (i) render advice or services to, or otherwise assist, any person, association, or entity who is engaged, directly or indirectly, in the Restricted Business; or (ii) hold a 5% or greater equity, voting or profit participation interest in any person, association, or entity who is engaged, directly or indirectly, in the Restricted Business. For purposes of this Section 7.3, “Restricted Business” means the business of developing, distributing, selling, supplying or otherwise dealing with the purchasing and/or selling of entertainment tickets and/or sports tickets in the primary and/or secondary markets or any other material line of business that the Company may later engage in in the ordinary course and for which you have direct operational responsibility or as to which you receive Proprietary Information. Notwithstanding the foregoing, with prior written consent from the Company which shall not be unreasonably withheld, you may accept employment or otherwise be engaged in or involved with a competitor of the Group that has multiple lines of business (a “Permitted Employer”) provided that, during the Restricted Period, you are employed by or providing services to a business unit of such competitor that is not engaged or otherwise involved with the Restricted Business. Nothing contained in this Section 7.3 shall prohibit you from owning of a passive investment interest of not more than 5% in a company with publicly traded equity securities, and whether on your own behalf or on behalf of others. You agree that the Restricted Period shall be extended by a period equal the length of any violation of this Section 7.3.

8. OBLIGATIONS UPON TERMINATION

8.1 Return of Company Property. At the time of leaving the employ of the Company, you will deliver to the Company (and will not keep in your possession or deliver to anyone else) (i) any and all documents and materials of any nature pertaining to your work, including without limitation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items and (ii) all property belonging to the Group or any third party which provided property to you in connection with your employment such as computer, laptops, personal digital assistants, cell phones, MP3 players, electronic organizers and other devices, cards, car, keys, security devices or any other item belonging to the Group. Upon Company request, you will execute a document confirming your compliance with this provision and the terms of this Restrictive Covenant Agreement.

8.2 Notification of New Employer. Before you accept employment or enter in to any consulting or other professional or business engagement with any Permitted Employer while any of Section 7 hereof is in effect, you will provide such person or entity with written notice of the provisions of Section 7hereof and will deliver a copy of such notice to the Company. You hereby grant consent to notification by the Company to such Permitted Employer about your rights and obligations under this Restrictive Covenant Agreement.

8.3 Withholding. To the extent allowed by law, you agree to allow Company to deduct from your final paycheck(s) any amounts due as a result of your employment, including but not limited to any expense advances or business charges incurred by you on behalf of the Group, charges for property damaged or not returned when requested, and any other charges incurred by you payable to the Group. You agree to execute any authorization form as may be provided by Company to effectuate this provision.

9. AT WILL EMPLOYMENT

This Restrictive Covenant Agreement does not constitute a contract of employment for any definite period of time. You acknowledge and agree that nothing in this Restrictive Covenant Agreement modifies the at-will nature of your employment with Company, which permits either yourself or Company to terminate your employment at any time and without cause.

10. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

Except as otherwise set forth in Section 11 hereof, the following provisions of this Section 10 shall apply with respect to this Restrictive Covenant Agreement and the Schedules attached hereto:

All issues and questions concerning the construction, validity, interpretation and enforceability of this Restrictive Covenant Agreement and the Schedules attached hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Except as otherwise expressly provided in this Restrictive Covenant Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Restrictive Covenant Agreement or the transactions contemplated hereby may be brought in the U.S. District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT HEREOF OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES HERETO MAY FILE A COPY OF THIS RESTRICTIVE COVENANT AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11. ARBITRATION

Notwithstanding the provisions of Section 10 hereof, the following provisions shall apply with respect to this Restrictive Covenant Agreement and the Schedules attached hereto in the event that the Company and its affiliates stipulate in writing to you at the outset of any controversy or dispute between you and the Company or between you and any affiliate or an agent of the Company, including but not limited to directors, officers, managers, other employees or members of the Group that the maximum amount of losses that you shall be liable for in connection with any such controversy or dispute shall be capped at the Severance Pay amount:

In the event of any controversy or dispute between you and the Company or between you and any affiliate or an agent of Company, including but not limited to directors, officers, managers, other employees or members of the Group, who are being sued in any capacity, as to all or any part of this Restrictive Covenant Agreement, any other agreement, any dispute or controversy whatsoever pertaining to or arising out of the relationship between you and the Company and/or the Group or the dissolution or termination of same, and/or the arbitrability thereof (collectively, “Arbitrable Disputes” as further defined below) shall, subject to this Section 11, be resolved exclusively by binding arbitration solely between yourself and the Company and/or person or entity described above, conducted in Chicago, Illinois. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, as amended, and shall be administered in accordance with the American Arbitration Association rules governing employment disputes (the “AAA Rules”).

Arbitrable Disputes shall include any and all disputes not specifically exempted from arbitration herein, including, but not limited to, any alleged violations of federal, state or local constitutions, statutes, laws, ordinances, regulations or common law, any claims of wrongful termination, unlawful discrimination, harassment or retaliation, including but not limited to Title VII of the 1964 Civil Rights Act, The Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act and similar state and local statutes, any claims of breach of contract or any implied covenant of good faith and fair dealing, any claims of adverse treatment in violation of public policy, and any disputes arising from, under or regarding this Restrictive Covenant Agreement, including the formation, validity, interpretation, effect or breach hereof. For the avoidance of doubt, all disputes regarding the validity of this Restrictive Covenant Agreement, the validity of the arbitration provisions hereof, or whether any particular claim or matter is included within the scope of the arbitration provisions hereof, are Arbitrable Disputes subject to arbitration as described herein.

Specifically excluded from Arbitrable Disputes are disputes or claims arising from or related to workers’ compensation and unemployment insurance, and any claims which are expressly excluded from binding arbitration by statute or public policy, or which are expressly required to be arbitrated under a different procedure.

While you are not required to do so before serving an arbitration demand, nothing herein shall prevent you from filing or maintaining an administrative charge or complaint with a government agency, including but not limited to, the Equal Employment Opportunity Commission, the Department of Labor and the National Labor Relations Board or any equivalent state or local agency. For the avoidance of doubt, if you choose not to file an administrative charge or complaint before commencing an arbitration in accordance with this Section 11 and the AAA Rules, your arbitration demand must be served within the applicable time period for filing a charge with the relevant agency in order to be timely filed.

This binding arbitration procedure shall supplant and replace claims in court (except as specified herein), and you expressly waive the right to a civil court action before a jury.

Notwithstanding any statute or rule governing limitations of actions, but only to the extent permitted by applicable law, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand before the (i) one-year anniversary of the accrual of the aggrieved party’s claim pursuant to applicable law or (ii) before the expiration of the applicable statute of limitation pursuant to applicable law, whichever period is shorter.

All Arbitrable Disputes hereunder must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, representative or collective proceeding. You agree that the arbitrator is not empowered to consolidate claims of different individuals into one proceeding, or to hear an arbitration as a class arbitration. To the extent the arbitrator determines that this class/collective action waiver is invalid, for any reason, this entire Section 11 shall be null and void, but only with regard to that particular proceeding in which the arbitrator invalidated this class/collective action waiver, and this Section 11 shall remain in full force and effect with respect to any Arbitrable Disputes other than that covered by such class/collective action proceeding.

Notwithstanding the foregoing, the waiver of the jury trial right shall survive even in the event this Section 11 is deemed null and void.

12. GENERAL

12.1 Injunctive Relief. Notwithstanding the arbitration provisions in Section 11 hereof or anything else to the contrary herein, you and the Company understand and agree that the parties’ actions or potential actions concerning obligations under Sections 2, 3, 4, 6 and 7 hereof may result in irreparable and continuing damage to the other party for which monetary damages will not be sufficient, and agree that both parties will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while a matter or an arbitration is pending between the parties under Section 10 or 11hereof, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through legal or arbitration proceedings. This Section 12.1 shall not be construed to limit the obligation for either party to pursue arbitration under Section 11 hereof with respect to any Arbitrable Disputes.

12.2 Severability; Modification; Partial Invalidity. Each provision of this Restrictive Covenant Agreement is severable from every other provision of this Restrictive Covenant Agreement. If the scope of any restriction contained herein is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope may be accordingly modified in any legal proceeding brought to enforce such restriction. If any provision hereof, or the application of such provision, is held unenforceable for any reason, then such provision shall be modified to the extent necessary to render it enforceable, or, if held impossible to modify, then severed from this Restrictive Covenant Agreement, and the remainder of this Restrictive Covenant Agreement shall not be affected.

12.3 Waiver of Breach. The failure of you or the Company at any time, or from time to time, to require performance of any of the Company’s or your obligations, respectively, hereunder shall not be deemed a waiver of and shall in no manner affect your or the Company’s right to enforce any provision hereof at a subsequent time. The waiver by you or the Company of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

12.4 Assignment. This Restrictive Covenant Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Group, its successors, its assigns and licensees. This Restrictive Covenant Agreement, and your rights and obligations hereunder, may not be assigned by you; however, the Company may assign its rights hereunder in connection with any sale, transfer or other disposition of any or all of its business or assets.

12.5 Notice. Unless your offer letter states otherwise, you agree to use reasonable efforts to provide Company 14 days’ notice to terminate your employment with Company; provided, however, that this provision shall not change the at-will nature of the employment relationship between you and Company.

12.6 Applicable Law. This Restrictive Covenant Agreement shall be governed by the laws of the State of Delaware, without regard to choice of law rules; provided, however, that in connection with any arbitration proceedings brought pursuant to the terms of Section 11 hereof, this Restrictive Covenant Agreement shall be governed by the laws of the State of Illinois, without regard to choice of law rules.

12.7 Entire Agreement. This Restrictive Covenant Agreement and the Schedules attached hereto, and your employment agreement with the Company and the Exhibits attached thereto, and the documents referred to in all of the foregoing, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. If any of the provisions of Section 7 hereof is deemed void, voidable or otherwise invalid in legal proceedings and is not modified in accordance with Section 12.2 hereof, you agree that you shall comply with, and the Company may seek to enforce, such provisions against you. No modification of or amendment to this Restrictive Covenant Agreement, nor any waiver of any rights hereunder, will be effective unless in writing signed by the parties. Headings are provided for convenience only and do not modify, broaden, define or restrict any provision.

12.8 Survival. Any termination of this Restrictive Covenant Agreement, regardless of how such termination may occur, shall not operate to terminate Sections 2, 3, 4, 5, 7, 8, 10, 11 and 12 hereof, which shall survive any such termination and remain valid, enforceable and in full force and effect.

[Signature page follows.]

VIVID SEATS INC.

/s/ Stanley Chia

Name: Stanley Chia

Title: Chief Executive Officer

Date: June 26, 2024

VIVID SEATS LLC

/s/ Stanley Chia

Name: Stanley Chia

Title: Chief Executive Officer

Date: June 26, 2024

EMPLOYEE

/s/ Edward Pickus

Name: Edward Pickus

Date: June 26, 2024

[Signature Page to Exhibit A of Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement]

Schedule 1

List of Employee’s Prior Inventions

__EP_ By initialing here, I represent and warrant that I have no Prior Inventions, as that term is defined in the Restrictive Covenant Agreement to which this Schedule 1 is attached.

_____ Below is a complete and accurate list of Prior Inventions, as that term is defined in the Restrictive Covenant Agreement to which this Schedule 1 is attached.

/s/ Edward Pickus

Name: Edward Pickus

Date: June 26, 2024

Schedule 2

Illinois Employee Patent Act – Written Notification Regarding Non-Assignable Inventions

In accordance with 765 ILCS 1060/2 of the Illinois Employee Patent Act, you are hereby notified that this Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement does not require you to assign to the Company any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on your own time, and which does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or which does not result from any work performed by you for the Company.

You are hereby apprised of 765 ILCS 1060/2 of the Illinois Employee Patent Act, which states:

“(1) A provision in an employment agreement -which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.”

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (i) a repeated failure by you to perform your obligations, responsibilities or duties to the Company under this letter or those other responsibilities or duties as reasonably requested from time to time by the Chief Executive Officer and/or the Chief Financial Officer; (ii) your engagement in illegal conduct or gross misconduct that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company; (iii) your commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company; (iv) a breach of your duty of loyalty to the Company or your breach of the Company’s written code of conduct and business ethics, in either case, that has materially harmed or is reasonably likely to materially harm the standing and reputation of the Company or your material breach of Sections 2 through 8 of the Restrictive Covenant Agreement or any other material written agreement between you and the Company; (v) dishonesty that has materially harmed or is reasonably likely to materially harm the Company; (vi) fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized leave or as a result of your death or Disability (as defined below)), provided that, as to clauses (i), (ii), (iv), (vi) or (vii), an event will only constitute Cause if written notice has been given by the Board of the event constituting Cause and such event has not been cured for a period of 30 days after you receive such notice.

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, as a result of any mental or physical disability or incapacity for an extended period but not less than 60 business days in any consecutive six-month period, as determined in the sole discretion of the Company.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur without your written consent: (i) a material adverse change in your title, position, duties or responsibilities with the Company, including, but not limited to, any (A) failure of the Company to maintain your title, position, duties and responsibilities or (B) requirement that you report to anyone other than the Chief Executive Officer or the Chief Financial Officer; (ii) a reduction in your then current Base Salary or then current Annual Bonus target by more than 10% of either; (iii) the material breach by the Company of any agreement between you and the Company; or (iv) a relocation of your primary location of work more than 30 miles from the Chicago, IL metropolitan area; provided, however, that in each case above, you must (a) first provide written notice to the Company of the existence of the Good Reason condition within thirty days of the initial existence of such event specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within thirty days following your delivery to the Company of such written notice, and (c) actually resign your employment within thirty days following the expiration of the Company’s 30-day cure period.

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Exhibit C

Form of Separation Agreement and General Release

This Separation Agreement and General Release (this “Release Agreement”), by and among the undersigned (“Employee”) and Vivid Seats Inc. and Vivid Seats LLC (collectively, the “Company”), is effective as of the date of Employee’s signature below (the “Effective Date”).

1. Separation Date. Employee’s employment with the Company terminated on [•] (the “Separation Date”). Employee acknowledges that Employee has received all base salary, benefits, including unused vacation pay, accruing through the Separation Date, and, after the Separation Date, Employee is not entitled to any additional compensation or benefits except as provided below.

2. Employee Release of Rights and Agreement Not to Sue. Employee (defined for the purpose of this Section 2 as Employee and Employee’s agents, representatives, attorneys, assigns, heirs, executors and administrators) fully and unconditionally releases the Released Parties (defined as the Company and its parents, affiliates, predecessors, successors, and assigns, and any of their past or present employees, portfolio companies, trustees, investors, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions and employee benefit plans, and the sponsors, fiduciaries or administrators of employee benefit plans) from, and agrees not to bring any and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees or remunerations of any sort, arising or that may have arisen out of or in connection with Employee’s employment with or termination of employment from the Company or any equity interests Employee may have, at any time before and continuing through the Effective Date, including but not limited to claims for:

a. violation of any written or unwritten contract, agreement, policy, benefit plan, retirement or pension plan, option plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration (including any equity, ownership interest, management fee, carried interest, partnership interest, distributions, dividends or participation or ownership in any business venture related to the Company);

b. discrimination, harassment, or retaliation on the basis of any characteristic protected under law, including but not limited to race, color, national origin, sex, pregnancy, sexual orientation, religion, disability, marital or parental status, age, union activity or other protected activity;

c. denial of protection or benefits under any statute, ordinance, executive order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act, the Illinois Equal Pay Act, Illinois Family Military Leave Act, the Illinois Employee Sick Leave Act the Cook County Human Rights Ordinance, the Cook County Earned Sick Leave Ordinance, the Chicago Human Rights Ordinance, the Chicago Minimum Wage and Paid Sick Leave Ordinance or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, discrimination, harassment, retaliation, or wage and hour matters; and/or

d. violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, fraud, and interference with contract.

Employee affirms that as of the Effective Date, no action or proceeding covered by this Section 2 was pending against any of the Released Parties. Nothing herein shall restrict Employee from filing a claim for unemployment insurance benefits or other claims that cannot be waived by agreement. Further, nothing in the foregoing release shall prohibit Employee from filing a charge or complaint with, or participating in any investigation conducted by or before, an administrative agency; however, Employee waives any right to recovery in such a proceeding or any proceeding instituted on Employee’s behalf regarding Employee’s employment with, or separation from, the Company, to the extent permitted by law.

The releases contained herein do not extend to, and have no effect upon, any benefits that have accrued or equity that has vested, and to which Employee has become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to Employee’s right to indemnification by the Company, and continued coverage under any applicable director’s and officer’s insurance policy.

3. ADEA Release; Revocation Period. Employee acknowledges that Employee is releasing any claims Employee may have under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (the “ADEA Release”). Employee has the right to revoke the ADEA Release for up to seven days after Employee signs this Release Agreement. In order to revoke the ADEA Release, Employee must sign and send a written notice of Employee’s decision to do so, addressed to the Company at [•], which

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notice must be received by the Company no later than the eighth day after Employee signed this Release Agreement. If Employee revokes the ADEA Release, Employee will not be entitled to any of the consideration described herein.

4. Knowing and Voluntary Waiver. Employee acknowledges that (i) Employee has carefully read this Release Agreement and fully understands its meaning; (ii) Employee had the opportunity to take up to 21 days after receiving this Release Agreement to decide whether to sign it, and the parties expressly agree that such 21-day period shall not be extended upon any material or immaterial changes hereto; (iii) Employee understands that the Company is herein advising Employee, in writing, to consult with an attorney before signing this Release Agreement; (iv) Employee is signing this Release Agreement knowingly, voluntarily, and without any coercion or duress; and (v) everything Employee is receiving for signing this Release Agreement is described herein, and no other promises or representations have been made to cause Employee to sign it.

5. Entire Agreement. This Release Agreement represents the entire agreement and understanding concerning the matters addressed herein, including Employee’s separation from the Company, and supersedes and replaces any and all prior agreements, understandings, discussions, negotiations or proposals regarding same. In deciding to sign this Release Agreement, Employee has not relied on any express or implied promise, statement or representation by the Company, whether oral or written, except as set forth herein.

* * * * *

To be valid and binding, this Release Agreement must be signed by Employee and submitted to the Company no later than 21 after the date on which Employee received it. If this Release Agreement is not received by such time, Employee will not be eligible for any of the consideration set forth herein.

VIVID SEATS INC.

____________________

Name:

Title:

Date:

VIVID SEATS LLC

____________________

Name:

Title:

Date:

EMPLOYEE

____________________

Name:

Date:

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